EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy, Inc. Reports First Quarter 2014 Results
Houston, Texas - May 1, 2014 - Cheniere Energy, Inc. ("Cheniere") (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $97.8 million, or $0.44 per share (basic and diluted), for the three months ended March 31, 2014, compared to a net loss attributable to common stockholders of $117.1 million, or $0.54 per share (basic and diluted), for the comparable 2013 period.

Results include significant items for the three months ended March 31, 2014 of $46.8 million, or $0.21 per share (basic and diluted), compared to $34.6 million, or $0.16 per share (basic and diluted), for the comparable 2013 period. The significant items related to liquefied natural gas ("LNG") terminal development expenses and derivative losses. LNG terminal development expenses were primarily for the liquefaction facilities being developed by us near Corpus Christi, Texas (the "Corpus Christi Liquefaction Project"), and for the liquefaction facilities Cheniere Energy Partners, L.P. ("Cheniere Partners") is developing through Sabine Pass Liquefaction, LLC ("Sabine Pass Liquefaction") at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Sabine Pass Liquefaction Project"). Derivative losses were primarily the result of the change in fair value of Sabine Pass Liquefaction's interest rate derivatives to hedge the exposure to volatility in a portion of the floating-rate interest payments under Sabine Pass Liquefaction's four credit facilities.

Results are reported on a consolidated basis and include our ownership interest in Cheniere Partners, which is based on our 100% ownership of the general partner and 84.5% ownership interest in Cheniere Holdings, which owns 55.9% of Cheniere Partners.

Overview of Recent Significant Events

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In April 2014, our wholly owned subsidiary, Corpus Christi Liquefaction, LLC ("Corpus Christi Liquefaction") entered into two Sale and Purchase Agreements ("SPAs") with Endesa S.A. ("Endesa") under which Endesa has agreed to purchase a total of 117.3 million MMBtu of LNG per year (approximately 2.25 million tonnes per annum ("mtpa")) upon the commencement of operations of Train 1 of the Corpus Christi Liquefaction Project.

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In April 2014, Sabine Pass Liquefaction entered into a $325.0 million senior letter of credit and reimbursement agreement (the "Sabine Pass Liquefaction Senior LC Agreement") that it intends to use for the issuance of letters of credit on behalf of Sabine Pass Liquefaction for certain working capital requirements related to the Sabine Pass Liquefaction Project.

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Through Cheniere Partners we are developing up to six natural gas liquefaction trains ("Trains"), each with an expected nominal production capacity of approximately 4.5 mtpa at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners has received Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4, and we have filed all required regulatory applications with the FERC and DOE to develop Trains 5 and 6.
The Trains are in various stages of development.

•
Construction on Trains 1 and 2 began in August 2012, and as of March 31, 2014, the overall project for Trains 1 and 2 was approximately 63% complete, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG as early as late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of March 31, 2014, the overall project for Trains 3 and 4 was approximately 27% complete, which is ahead of the contractual schedule. To date, soil stabilization has been completed and pile driving, the next critical path item, is underway. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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We continue to make progress with the development of Trains 5 and 6. To date we have completed two LNG SPAs for approximately 3.75 mtpa in aggregate of LNG volumes that commence with the date of first commercial delivery for Train 5. In September 2013, we filed a complete application with the FERC. We have received authorizations from the DOE to export 503 Bcf of LNG volumes from Trains 5 and 6 to free trade agreement ("FTA") countries. Non-FTA authorization is pending.

Corpus Christi Liquefaction Project
We continue to make progress on the commercialization and development of the Corpus Christi Liquefaction Project, which is being designed for up to three Trains with expected aggregate nominal production capacity of approximately 13.5 mtpa of LNG.

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In February 2014, we received a scheduling notice from the FERC under which the FERC has scheduled the issuance of the FERC staff’s final Environmental Impact Statement ("FEIS") for no later than October 8, 2014. In addition, this notice from the FERC alerted all other agencies issuing federal authorizations of the requirement to complete all necessary reviews and to reach a final decision on the request for a federal authorization within 90 days following issuance of the FEIS or no later than January 6, 2015.

•
In April 2014, Corpus Christi Liquefaction entered into two SPAs with Endesa under which Endesa has agreed to purchase a total of approximately 2.25 mtpa of LNG upon the commencement of operations of Train 1 of the Corpus Christi Liquefaction Project. To date we have entered into SPAs aggregating 3.05 mtpa.

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We have received authorization from the DOE to export up to 767 Bcf per year of domestically produced LNG to FTA countries from the Corpus Christi Liquefaction Project. Authorization to export LNG to non-FTA countries is pending.

We will contemplate making a final investment decision to commence construction of the Corpus Christi Liquefaction Project based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.

Timelines for Liquefaction Projects

Target Date
	Sabine Pass Liquefaction			Corpus Christi Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	Received FTA Pending Non-FTA	Received FTA; Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014	2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
- PT Pertamina (Persero)				0.8 mtpa
- Endesa				2.25 mtpa
EPC contract	Completed	Completed	2015	Completed
Financing			2015	2014
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015	2014/2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015	2015
Commence operations	2015/2016	2016/2017	2018/2019	2018/2019
First Quarter 2014 Results
For the quarter ended March 31, 2014, Cheniere reported loss from operations of $47.6 million, as compared to $67.5 million during the three months ended March 31, 2013. The $19.9 million decrease in net operating loss was primarily a result of decreased general and administrative expenses and decreased LNG terminal development expenses. General and administrative expense decreased $12.0 million in the three months ended March 31, 2014 as compared to the three months ended March 31, 2013 primarily as a result of the timing of awards under bonus plans relating to the Sabine Pass Liquefaction Project. LNG terminal development expense decreased $5.0 million in the three months ended March 31, 2014 as compared to the three months ended March 31, 2013, and were primarily related to the Corpus Christi Liquefaction Project being developed by us. Non-cash general and administrative expenses were $34.6 million and $59.2 million for the periods ending March 31, 2014 and March 31, 2013, respectively.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each of which is expected to have a nominal production capacity of approximately 4.5 mtpa. Construction has begun on Trains 1 through 4 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed for up to three Trains, with expected aggregate nominal production capacity of approximately 13.5 mtpa of LNG, three LNG storage tanks with capacity of 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, obtaining financing, and Cheniere making a final investment decision. Cheniere believes that LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2018.
For additional information, please refer to the Cheniere Energy, Inc. website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues
LNG terminal revenues	$66,419	$66,061
Marketing and trading revenues (losses)	657	(565)
Other	474	410
Total revenues	67,550	65,906

Operating costs and expenses
General and administrative expense	73,808	85,798
Depreciation, depletion and amortization	15,475	15,113
LNG terminal operating expense	13,687	15,259
LNG terminal development expense	12,112	17,088
Other	80	102
Total operating costs and expenses	115,162	133,360
Loss from operations	(47,612)	(67,454)

Other income (expense)
Interest expense, net	(40,270)	(40,262)
Derivative loss, net	(34,681)	(17,468)
Other income	310	475
Total other expense	(74,641)	(57,255)
Loss before income taxes and non-controlling interest	(122,253)	(124,709)
Income tax benefit (provision)	(92)	80
Net loss	(122,345)	(124,629)
Less: net loss attributable to non-controlling interest	(24,535)	(7,524)
Net loss attributable to common stockholders	$(97,810)	$(117,105)

Net loss per share attributable to common stockholders—basic and diluted	$(0.44)	$(0.54)
Weighted average number of common shares outstanding—basic and diluted	223,207	215,634

	March 31,	December 31,
	2014	2013
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$914,603	$960,842
Restricted cash and cash equivalents	520,119	598,064
Accounts and interest receivable	3,886	4,486
LNG inventory	4,106	10,563
Prepaid expenses and other	25,915	17,225
Total current assets	1,468,629	1,591,180

Non-current restricted cash and cash equivalents	330,072	1,031,399
Property, plant and equipment, net	7,132,041	6,454,399
Debt issuance costs, net	302,439	313,944
Non-current derivative assets	71,170	98,123
Goodwill	76,819	76,819
Intangible LNG assets	3,366	3,366
Other	140,080	104,007
Total assets	$9,524,616	$9,673,237

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,269	$10,367
Accrued liabilities	142,275	186,552
Deferred revenue	26,764	26,593
Other	19,561	13,499
Total current liabilities	194,869	237,011

Long-term debt, net	6,578,350	6,576,273
Long-term deferred revenue	16,500	17,500
Other non-current liabilities	3,281	2,396

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at both March 31, 2014 and December 31, 2013
Issued and outstanding: 237.7 million shares and 238.1 million shares at March 31, 2014 and December 31, 2013, respectively	714	716
Treasury stock: 9.2 million shares and 9.0 million shares at March 31, 2014 and December 31, 2013, respectively, at cost	(187,568)	(179,826)
Additional paid-in-capital	2,501,133	2,459,699
Accumulated deficit	(2,198,717)	(2,100,907)
Total stockholders' equity	115,562	179,682
Non-controlling interest	2,616,054	2,660,375
Total equity	2,731,616	2,840,057
Total liabilities and equity	$9,524,616	$9,673,237

As of March 31, 2014, we had cash and cash equivalents of $914.6 million available to Cheniere. In addition, we had current and non-current restricted cash and cash equivalents of $850.2 million (which included current and non-current restricted cash and cash equivalents available to Cheniere Partners, Sabine Pass Liquefaction and Sabine Pass LNG, L.P.) designated for the following purposes: $294.4 million for the Sabine Pass Liquefaction Project, $76.7 million for Cheniere Creole Trail Pipeline, L.P., $129.1 million for interest payments related to the Sabine Pass LNG senior secured Notes, and $350.0 million for other restricted purposes.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479 Christina Burke: 713-375-5104
Media: Diane Haggard: 713-375-5259